UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2018

WisdomTree Investments, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10932	13-3487784
(State or other jurisdiction of incorporation)	Commission File Number:	(IRS Employer Identification No.)

245 Park Avenue

35th Floor

New York, NY 10167

(Address of principal executive offices, including zip code)

(212) 801-2080

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Brian T. Shea as a Director

On April 24, 2018, the Board of Directors of WisdomTree Investments, Inc. (the “Company”) appointed Brian T. Shea to serve as a Class III member of the Board of Directors, effective immediately, with an initial term expiring at the Company’s 2020 annual meeting of stockholders. Mr. Shea was appointed to fill the vacancy created by the resignation of R. Jarrett Lilien in December 2017 in connection with his employment as the Company’s Executive Vice President and Head of Emerging Technologies.

Mr. Shea will receive cash and equity compensation as provided in the Company’s Non-Employee Director Compensation Program. Pursuant to this program, upon appointment to the Board, Mr. Shea received 1,600 shares of restricted stock under the Company’s 2016 Equity Plan, which shares vest on the first anniversary of the grant date. The Company expects to enter into its standard director indemnification agreement with Mr. Shea.

Mr. Shea, 57, served as Vice Chairman and Chief Executive Officer of Investment Services for The Bank of New York Mellon Corporation (“BNY Mellon”), a global leader in investment management and investment services, from June 2014 to December 2017. From December 2012 to June 2014, Mr. Shea served as President of Investment Services, Chairman of Pershing LLC, Head of the Broker Dealer and Advisor Services Group, Head of Client Service Delivery and Client Technology Solutions of BNY Mellon. Mr. Shea joined Pershing LLC in 1983 and served in a variety of roles including as Chief Operating Officer from 2001 to 2007, President and Chief Operating Officer from 2007 to October 2010 and Chief Executive Officer from October 2010 to December 2012. Pershing LLC is a market leader in clearing, technology, asset gathering and business solutions for broker dealers, registered investment advisors and hedge funds. Mr. Shea served on the Board of Directors of the Depository Trust & Clearing Corporation and the Insured Retirement Institute. He was a member of the Board of Governors of the Financial Industry Regulatory Authority, or FINRA, and served on its Dispute Resolution Board. He also was Chairman of FINRA’s National Adjudicatory Council and Membership Committee. Additionally, Mr. Shea served as Chairman of the Membership Committee of the Securities Industry and Financial Markets Authority, and twice received the Chairman’s Award for distinguished service. He currently serves on the Board of Trustees of St. John’s University and several other not-for-profit boards. Mr. Shea received his B.S. in Business Management from St. John’s University, and an M.B.A. in Finance from Pace University.

A copy of the press release containing information about Mr. Shea’s appointment is being furnished as Exhibit 99.1 to this Report on Form 8-K and is incorporated herein by reference.

Appointment of Bryan Edmiston as Chief Accounting Officer and Principal Accounting Officer

Effective April 24, 2018, the Company appointed Bryan Edmiston, Director – Financial Reporting and Accounting Policy, as Chief Accounting Officer and principal accounting officer for purposes of the Company’s filings with the Securities and Exchange Commission (“SEC”). Mr. Edmiston, 42, will oversee the Company’s accounting matters. Amit Muni will continue in his role as Executive Vice President and Chief Financial Officer and as principal financial officer of the Company, but will no longer serve as the Company’s principal accounting officer as of the date of Mr. Edmiston’s appointment.

Since September 2016, Mr. Edmiston has served as the Company’s Director – Financial Reporting and Accounting Policy, responsible for the accuracy and integrity of the Company’s financial accounting and reporting globally as well as oversight of the Company’s financial control environment. He is also responsible for the Company’s global tax function. In December 2009, Mr. Edmiston joined the broker-dealer subsidiary of Gleacher & Company, Inc. (“Gleacher”) as a Managing Director responsible for Accounting Policy and SEC Reporting. In July 2010, he also assumed the role of Controller of this subsidiary. From August 2011 to September 2016, he served as Controller and principal accounting officer of Gleacher. From September 1997 to December 2009, he was a Senior Manager within the Banking & Capital Markets Assurance Practice at PricewaterhouseCoopers LLP, servicing a number of clients in the financial services industry. Mr. Edmiston received a B.B.A in Accounting from Pace University and is a Certified Public Accountant.

Mr. Edmiston is not a party to any arrangement or understanding regarding his selection as an officer. Mr. Edmiston has no family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Edmiston is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Edmiston has not entered into any material plan, contract, arrangement or amendment in connection with his appointment as principal accounting officer.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits:

Exhibit 99.1	Press Release, dated April 25, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WisdomTree Investments, Inc.

Date: April 26, 2018	By:	/s/ Amit Muni
Amit Muni
Executive Vice President and Chief Financial Officer

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